Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2009 RESULTS

CHATTANOOGA, Tenn. (February 23, 2010) – Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for the fourth quarter and for the year ended December 31, 2009.  Net sales for the fourth quarter of 2009 were $177.9 million and the net loss for the fourth quarter of 2009 was $15.5 million.  The net loss for the fourth quarter of 2009, including a non-cash impairment charge of $0.61 per diluted share, was $0.69 per diluted share compared to net income of $8.0 million or $0.38 per diluted share for the fourth quarter of 2008.  Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, said, “While we are disappointed with the year-end results for 2009, we are happy to have weathered the economic downturn with a strong balance sheet, no bank debt for money borrowed and over $40 million in cash and equivalents in the bank.”

The 2009 fourth quarter results include an intangible impairment charge of approximately $17.0 million ($13.6 million after tax, or $0.61 per share). The impairment charge primarily relates to goodwill attributed to two acquisitions completed prior to the current economic downturn.  The net loss for the fourth quarter of 2009 before impairment charge was $0.08 per share.  The attached statement of operations contains a separate line item for the impairment charge and attached is a reconciliation to the GAAP measurement.

Net sales for 2009 were $738.1 million compared with $973.7 million for 2008, for a decrease of 24.2%.  Domestic net sales were $465.5 million for 2009, a 25.0% decrease compared to 2008.  Domestic net sales were 63.1% of 2009 total net sales compared to 63.8% of 2008 total net sales.  International sales were $272.6 million for 2009, a 22.7% decrease compared to 2008.  Gross margins for 2009 compared to 2008 decreased 330 basis points.  Income from operations decreased 89.2% from $91.8 million in 2008 to $9.9 million, including the intangible impairment charge of $17.0 million in 2009.  The Company reported net income of $3.1 million, or $0.14 per diluted share for 2009 compared with a net income of $63.1 million, or $2.80 per diluted share for 2008.

Net sales for the fourth quarter of 2009 were $177.9 million compared with $195.5 million for the fourth quarter of 2008, for a decrease of 9.0%.  Domestic sales were $103.1 million for the fourth quarter of 2009, a 20.9% decrease compared to the fourth quarter of 2008 or 58.0% of 2009 fourth quarter revenues, compared to domestic sales of $130.4 million for the fourth quarter of 2008, or 66.7% of 2008 fourth quarter revenues.  International sales were $74.8 million for the fourth quarter of 2009, a 15.1% increase over the fourth quarter of 2008 or 42.0% of 2009 fourth quarter revenues, compared to international sales of $65.0 million for the fourth quarter of 2008, or 33.2% of 2008 fourth quarter revenues.

Consolidated financial information for the fourth quarter and year ended December 31, 2009 and additional information related to segment revenues, profits and backlogs are attached as addenda to this press release.

The Company’s total backlog at December 31, 2009 was $135.1 million compared to $193.3 million at December 31, 2008, for a decrease of $58.2 million or 30.0%.  The international backlog at December 31, 2009 was $62.2 million compared to $87.7 million at the end of 2008 for a decrease of 29.0%.  The domestic backlog at December 31, 2009 was $72.9 million compared to $105.6 million at the end of 2008, a decrease of 31.0%.  The asphalt segment accounted for 78.0% of the total domestic backlog decrease and the aggregate segment backlog accounted for 57.0% of the total international backlog decrease.

Dr. J. Don Brock, Chairman and Chief Executive Officer, also commented that, “2009 was a year in which we saw a very deep downturn in the U.S. economy occurring very rapidly.  Half of our companies saw revenue drops for the year in the 40% to 50% range.  Although roads and bridges only represented 3½% of the federal stimulus package, it was very helpful to our asphalt and mobile equipment company businesses. The engineering for projects to resurface or rehabilitate roads generally can be done very quickly and therefore these jobs were among the first to be awarded.  Due to the short timetables required by the federal stimulus package, additional equipment was required particularly in the mobile paving side of the business.  As the dollar strengthened in late 2008, we saw a significant drop in our international business which continued through the first six months of 2009.  We began to see improvements in our international business with the weakening of the dollar and many countries also passed stimulus packages with strong emphasis on infrastructure improvements.”

Dr. Brock continued “As we look forward to 2010, we are hopeful of a slight improvement in our companies that experienced the worst downturn.  The continuing indecision on a new multi-year Highway Bill and the timing of the funding of any additional stimulus package for roads, however, makes our customers reluctant to purchase equipment until market visibility improves.  On a positive note, we believe the lack of expenditures is creating a pent up demand which should be very beneficial whenever a new Highway Bill is passed.  We also believe that we will see continuing improvement in our international business.  Despite the downturn in 2009, we have continued to invest in the research and development of new products.  This investment has resulted in a number of new “green” products and we hope to generate additional revenues with these products in 2010 and beyond.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 23, 2010, at 10:00 a.m. EST to review its fourth quarter and fiscal 2009 financial results as well as its near term general outlook for 2010.  The number to call for this interactive teleconference is (877) 407-8031.  International callers should dial (201) 689-8031.  Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website at:  www.astecindustries.com/wwww/docs/100.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 9, 2010, by dialing (877) 660-6853 or (201) 612-7415 for international callers; Account #:  286; Conference ID #:  344359.  A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within five business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  We also have a company engaged in the wood grinding and processing industry.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2010, the effects on the Company from its backlog, the effects of the economic downturn, stimulus package and credit crisis, and the effects of our recent acquisitions.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package,  decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009.  The Company plans to file its Form 10-K timely by March 1, 2010.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Exhibit 99.1

Astec Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Dec 31	Dec 31
	2009	2008
Assets
Current assets
Cash and cash equivalents	$40,429	$9,674
Receivables, net	68,104	75,161
Inventories	248,548	285,817
Prepaid expenses and other	27,284	24,447
Total current assets	384,365	395,099
Property and equipment, net	172,057	169,130
Other assets	34,479	48,583
Total assets	$590,901	$612,812
Liabilities and equity
Current liabilities
Revolving credit loan	$-	$3,427
Accounts payable - trade	36,388	51,053
Other accrued liabilities	69,919	89,356
Total current liabilities	106,307	143,836
Other non-current liabilities	32,334	28,942
Total equity	452,260	440,034
Total liabilities and equity	$590,901	$612,812

Astec Industries, Inc.
Consolidated Statements of Operations
(In thousands, except shares and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31		Dec 31
	2009	2008	2009	2008
Net sales	$177,862	$195,482	$738,094	$973,700
Cost of sales	146,699	153,648	585,667	740,389
Gross profit	31,163	41,834	152,427	233,311
Selling, general, administrative & engineering expenses	32,006	34,904	125,484	141,542
Intangible asset impairment charges	17,036	-	17,036	-
Income (loss) from operations	(17,879)	6,930	9,907	91,769
Interest expense	118	323	537	851
Other income, net of expenses	541	6,209	1,871	7,144
Income (loss) before income taxes	(17,456)	12,816	11,241	98,062
Income taxes	(2,022)	4,174	8,135	34,767
Net income (loss)	(15,434)	8,642	3,106	63,295
Net income attributable to non-controlling interest	22	67	38	167
Net income (loss) attributable to controlling interest	$(15,456)	$8,575	$3,068	$63,128

Earnings per Common Share
Net income (loss) attributable to controlling interest
Basic	$(0.69)	$0.38	$0.14	$2.83
Diluted	$(0.69)	$0.38	$0.14	$2.80

Weighted average common shares outstanding
Basic	22,468,618	22,339,477	22,446,940	22,287,554
Diluted	22,468,618	22,557,181	22,715,780	22,585,775

Certain amounts for 2008 have been reclassified to conform to the 2009 presentation.

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Revenues	61,142	55,439	31,759	13,023	16,499	177,862
2008 Revenues	56,764	76,598	20,512	25,855	15,753	195,482
Change $	4,378	(21,159)	11,247	(12,832)	746	(17,620)
Change %	7.7%	(27.6%)	54.8%	(49.6%)	4.7%	(9.0%)

2009 Gross Profit	13,530	9,723	7,155	(1,293)	2,048	31,163
2009 Gross Profit %	22.1%	17.5%	22.5%	(9.9%)	12.4%	17.5%
2008 Gross Profit	12,833	16,707	3,130	5,408	3,756	41,834
2008 Gross Profit %	22.6%	21.8%	15.3%	20.9%	23.8%	21.4%
Change	697	(6,984)	4,025	(6,701)	(1,708)	(10,671)

2009 Profit (Loss)	6,130	(8,704)	2,742	(4,971)	(11,294)	(16,097)
2008 Profit (Loss)	6,801	4,090	(943)	539	(2,429)	8,058
Change $	(671)	(12,794)	3,685	(5,510)	(8,865)	(24,155)
Change %	(9.9%)	(312.8%)	390.8%	(1,022.3%)	(365.0%)	(299.8%)

Certain amounts for 2008 have been reclassified to conform to the 2009 presentation.

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's net income (loss) attributable to controlling interest is as follows:

	For the three months ended December 31
	2009	2008
Total profit (loss) for all segments	$(16,097)	$8,058
Net income attributable to non-controlling interest in subsidiary	(22)	(67)
Recapture of intersegment profit	663	584
Net income (loss) attributable to controlling interest	$(15,456)	$8,575

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Revenues	258,527	218,332	136,836	67,353	57,046	738,094
2008 Revenues	257,336	350,350	150,692	135,152	80,170	973,700
Change $	1,191	(132,018)	(13,856)	(67,799)	(23,124)	(235,606)
Change %	0.5%	(37.7%)	(9.2%)	(50.2%)	(28.8%)	(24.2%)

2009 Gross Profit	63,390	46,484	31,656	2,526	8,371	152,427
2009 Gross Profit %	24.5%	21.3%	23.1%	3.8%	14.7%	20.7%
2008 Gross Profit	67,485	82,967	35,826	32,127	14,906	233,311
2008 Gross Profit %	26.2%	23.7%	23.8%	23.8%	18.6%	24.0%
Change	(4,095)	(36,483)	(4,170)	(29,601)	(6,535)	(80,884)

2009 Profit (Loss)	33,455	(172)	13,374	(14,560)	(29,614)	2,483
2008 Profit (Loss)	40,765	37,032	15,087	12,511	(41,154)	64,241
Change $	(7,310)	(37,204)	(1,713)	(27,071)	11,540	(61,758)
Change %	(17.9%)	(100.5%)	(11.4%)	(216.4%)	28.0%	(96.1%)

Certain amounts for 2008 have been reclassified to conform to the 2009 presentation.

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows:

	For the twelve months ended December 31
	2009	2008
Total profit for all segments	$2,483	$64,241
Net income attributable to non-controlling interest in subsidiary	(38)	(167)
Recapture (elimination) of intersegment profit	623	(946)
Net income attributable to controlling interest	$3,068	$63,128

Astec Industries, Inc.
Backlog by Segment
December 31, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Backlog	75,591	47,793	3,609	1,898	6,199	135,090
2008 Backlog	106,223	65,340	2,855	12,118	6,780	193,316
Change $	(30,632)	(17,547)	754	(10,220)	(581)	(58,226)
Change %	(28.8%)	(26.9%)	26.4%	(84.3%)	(8.6%)	(30.1%)

Astec Industries, Inc. and Subsidiaries
Reconciliation of Net Earnings (Loss) as Reported to
Net Earnings (Loss) before Impairment Charge
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended	Twelve Months Ended
	December 31	December 31
	2009	2009
Net earnings (loss) as reported	$(15,456)	$3,068

Impairment charge, net of tax benefit of $3,409	(13,627)	(13,627)
Net earnings (loss) before impairment charge	$(1,829)	$16,695

Earnings per Common Share
Net earnings (loss) as reported:
Basic	$(0.69)	$0.14
Diluted	$(0.69)	$0.14

Net loss from impairment charge:
Basic	$(0.61)	$(0.61)
Diluted	$(0.61)	$(0.60)

Net earnings (loss) before impairment charge:
Basic	$(0.08)	$0.74
Diluted	$(0.08)	$0.73

Weighted average common shares outstanding
Basic	22,468,618	22,446,940
Diluted	22,468,618	22,715,780